Exhibit 99.2

Evolent Health Elects Dr. Tunde Sotunde MD, MBA, FAAP to Board Of Directors

Frank Williams transitions to non-executive Chairman of the Board, as part of Evolent’s thoughtful leadership succession planning process

WASHINGTON, November 3, 2021 -- Evolent Health, Inc. (NYSE: EVH), a health care company that delivers proven clinical and administrative solutions to payers and providers, today announced that Dr. Tunde Sotunde MD, MBA, FAAP has been appointed to its Board of Directors. Dr. Sotunde has more than 20 years' experience in the health care industry and currently serves as President and Chief Executive Officer of Blue Cross and Blue Shield of North Carolina, North Carolina’s largest insurer which provides coverage to more than 4.2 million members. Dr. Sotunde will fill the seat vacated by Michael D’Amato, who has decided to retire from the Board.

"Tunde brings a strong track record of driving care quality and value-based care initiatives that will be incredibly informative in overseeing Evolent’s strategic objectives," said Evolent Health Chairman and Co-Founder Frank Williams. “We are extremely pleased to welcome Tunde to our Board and to have his perspective as we continue to execute our strategy for profitable growth. I would also like to thank Michael D’Amato for his service on the Board and his immensely valuable contributions to the continued growth of Evolent."

"I am honored to join Evolent’s Board and for the opportunity to help shape and drive the strategic objectives of the company," said Dr. Sotunde. "Evolent has a strong reputation across both the payer and provider markets and I look forward to working alongside its leading-edge team of innovators to expand the Company’s impact on health plan members and patients across the U.S."

"The addition of independent, diverse perspectives and insights from industry leaders like Tunde is critical to the continued evolution of our Board and Evolent’s mission going forward," said Evolent's Chief Executive Officer and Co-Founder Seth Blackley. "Tunde’s deep clinical background and expertise in the payer market will be instrumental as we continue to innovate and enhance our solutions with a focus on providing excellent service to our partners and maximizing shareholder value."

Most recently, Dr. Sotunde led Anthem’s Medicaid efforts across 23 states and the District of Columbia with 7.3 million members and $33 billion in revenue, where he drove a 13 percent membership increase in enrollment over a two-year period. Prior to his time at Anthem, Dr. Sotunde served as President and Chief Executive Officer of Amerigroup Georgia; Chief Medical Officer at The Little Clinic; and Regional Vice President and Senior Medical Director at United Healthcare.

In addition to Dr. Sotunde’s appointment to the Board of Directors, today Evolent announced that Frank Williams will transition from Executive Chairman to the role of non-executive Chairman of the Board, effective January 1, 2022. Mr. Williams’ shift to the Board Chairman role follows the Board’s long-term, deliberate approach to leadership succession planning, and is reflective of the Company’s ongoing governance evolution.

Contacts
Chelsea Griffin
Investor Relations
919.817.8045
cgriffin@evolenthealth.com

Dan Paladino
Media Relations
571.306.3470
dpaladino@evolenthealth.com

About Evolent Health

Evolent Health (NYSE: EVH) delivers proven clinical and administrative solutions that improve whole-person health while making health care simpler and more affordable. Our solutions encompass total cost of care management, specialty care management, and administrative simplification. Evolent serves a national base of leading payers and providers, is the first company to receive the National Committee for Quality Assurance's Population Health Program Accreditation and is consistently recognized as a top place to work in health care nationally. Learn more about how Evolent is changing the way health care is delivered by visiting evolenthealth.com.